Exhibit 10.1
SERVICES AGREEMENT
     This SERVICES AGREEMENT (the “Agreement”), dated as of September 16, 2008 (the “Effective Date”), is entered into by and between CSS Studios, LLC, a New York limited liability company (“Company”), and Ascent Media Group, LLC, a Delaware limited liability company (“Provider”).
     WHEREAS Company and its wholly owned subsidiaries, Sound One Corporation and POP Sound, Inc., are engaged primarily in the business of providing (i) sound supervision, sound design and sound editorial services to create, and supervise the creation of, sound for feature films, television content, commercials, movie trailers, and other entertainment products, (ii) music composition, supervision, editing, scoring, recording and related services, (iii) mixing and re-recording services, including the editing and combining of sound effects, dialogue and music, and (iv) maintenance of and access to Company’s sound effects and music libraries (collectively, the “Company Business”);
     WHEREAS, prior to the restructuring (“DHC Restructuring”) of Discovery Holding Company, a Delaware corporation (“DHC”), pursuant to the Reorganization Agreement dated June 4, 2008 (the “Reorganization Agreement”), among DHC, Discovery Communications, Inc., a Delaware corporation and wholly-owned subsidiary of DHC (“New Discovery Holdco”), Company, Provider and Ascent Media Corporation, a newly-formed Delaware corporation and wholly-owned subsidiary of DHC (“Spinco”), Provider was an indirect wholly-owned subsidiary of DHC and Company was a wholly-owned subsidiary of Provider;
     WHEREAS, in connection with the DHC Restructuring, (i) the ownership of Company was restructured such that DHC retained its indirect ownership interests in Company but Company was no longer a direct, wholly-owned subsidiary of Provider, (ii) the ownership of Provider was restructured such that Provider became the wholly-owned subsidiary of Spinco and (iii) DHC distributed pro rata to its stockholders all of the issued and outstanding capital stock of Spinco, as a result of which distribution Spinco became an independent, publicly traded company (the “AMG Spinoff”);
     WHEREAS Company and Provider have determined that it is in their mutual interests for Company to obtain services from Provider in connection with the Company Business and for Company to compensate Provider for the performance of such services; and
     WHEREAS the parties desire to set forth in this Agreement the services to be performed by Provider to Company and the basis upon which Provider will be compensated by Company.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
ENGAGEMENT AND SERVICES
     Section 1.1 Engagement. Company hereby engages Provider to provide to Company the Services in connection with the Company Business, and Provider hereby accepts such engagement, on the terms and subject to the conditions set forth in this Agreement.
     Section 1.2 Services. Subject to Section 3.2 hereof, Provider will provide Company with respect to the Company Business services of the types described below, or the functional equivalent thereof:
          (a) the finance and accounting services described in Schedule 1.2(a) hereto;
          (b) the human resources services described in Schedule 1.2(b) hereto;
          (c) the information technology services described in Schedule 1.2(c) hereto;
          (d) the payroll services described in Schedule 1.2(d) hereto; and
          (e) the real estate management services described in Schedule 1.2(e) hereto;
(all or any services provided by Provider to Company hereunder, collectively, the “Services”).
     Section 1.3 Books and Records; Reporting. Provider will maintain books and records regarding provision of the Services to Company pursuant to this Agreement in accordance with Provider’s standard business practices. Upon Company’s reasonable request, Provider will give Company and its duly authorized representatives, agents, and attorneys reasonable access to such books and records (or to true copies thereof), during Provider’s regular business hours after reasonable advance notice; provided, however, that Provider shall be entitled to limit or restrict such access to the extent that, upon advice of Provider’s counsel, such limitation or restriction is necessary to comply with applicable law, regulation, order or agreement, or to prevent the loss of attorney-client privilege. Provider shall provide to Company from time to time during the Term the information and data regarding the Services provided by Provider to Company hereunder that Provider provided to or on behalf of the Company Business in the ordinary course prior to the Effective Date, and such additional information regarding the Services as Company shall reasonably request. Provider will maintain commercially reasonable accounting records and backup documentation relating to the Services performed hereunder during the Term and for a period of at least two years following the Term (the “Retention Period”) and Provider shall retain such accounting records and make them available to Company’s auditors during the Retention Period during Provider’s regular business hours after reasonable advance notice. In addition, each of Provider and Company agrees to use its reasonable good faith efforts to cooperate with and assist the other party hereto from time to time during the Term and during the Retention Period to provide on a timely basis any information requested by the requesting party that the other party has in its possession that is needed by the requesting party in order to comply with the regulations and filing requirements of the United States Securities and Exchange Commission and any other applicable state or federal governmental authorities.

     Section 1.4 Company Data. Company shall own all right, title, and interest in and to all databases, employee information, customer lists, research data, other Company Confidential Information and other information compiled by Provider in the exercise of its obligations under this Agreement, in each case to the extent specifically arising out of or relating to Company, its employees and the Company Business (the “Company Data”). Provider shall maintain and secure the Company Data in a manner that is substantially equivalent, in all material respects, to the manner in which Provider maintained and secured analogous information for the Company Business in the ordinary course prior to the Effective Date. Upon Company’s request and the expiration or termination of this Agreement, Provider shall furnish the Company Data to Company in a commercially reasonable timeframe in the format in which Provider maintained such Company Data during the Term and via a reasonable means of transmission specified by Company; provided that any out-of-pocket costs incurred by Provider in connection therewith shall be borne by Company. Prior to incurring any such out-of-pocket costs, Provider shall provide Company with notice and a good faith estimate of the amount thereof, to the extent commercially reasonable. Provider may retain archival copies of Company Data, provided that Provider shall use commercially reasonable efforts to safeguard any personally identifiable information, in accordance with and for the terms provided by applicable law and regulation, and shall comply with its obligations with respect thereto pursuant to Section 7.15.
     Section 1.5 Purchase of Goods and Services Pursuant to Provider’s Agreements with Vendors. At Company’s request, Provider will use commercially reasonable efforts to permit Company and its Subsidiaries to license software and to purchase connectivity and other goods and services for use in the Company Business during the Term pursuant to Provider’s existing agreements with third-party vendors, including using commercially reasonable efforts to obtain any and all necessary third-party consents, waivers and amendments under Provider’s vendor agreements and licenses, to the extent Company and its Subsidiaries utilized such arrangements prior to the DHC Restructuring, and pursuant to such other arrangements with third-party vendors as Provider and Company shall mutually agree. Provider shall give Company commercially reasonable prior notice of any material vendor agreements that are expiring or coming up for renewal and shall endeavor in good faith to include Company in the negotiation process regarding any such contract renewals. Provider and Company will negotiate in good faith to enter into any sublicenses, containing customary terms and conditions, necessary or appropriate to implement the provisions of this Section 1.5, and the execution and delivery of any such sublicenses, and receipt of any and all necessary third-party consents, waivers or amendments under Provider’s vendor agreements and licenses, shall be a condition precedent to Provider’s obligations under this Section 1.5. Upon any termination of this Agreement, and earlier at the reasonable request of Company (including in connection with any renewal by Provider of the relevant contract between Provider and its vendor), Provider will cooperate with Company in good faith and use commercially reasonable efforts to assist Company in entering into its own purchase agreements and/or other arrangements with the vendors referred to in this Section 1.5, at Company’s expense, to the extent Company wishes to do so.
     Section 1.6 Cash Management Advances. During the Term, Provider shall from time to time provide Company with cash advances as reasonably required by Company to meet its current payroll and to pay third-party vendors for goods and services used in the Company Business in the ordinary course of business; provided, however, that the aggregate outstanding amount of all advances made by Provider to Company, or on its behalf, shall not at any time exceed $1,500,000. Any and all amounts advanced by Provider to Company, or on its behalf, under this Agreement shall be unconditional obligations of Company and its Subsidiaries, and shall be due and payable in full on the one-year anniversary of the Effective Date (or, if that is not a business day, the immediately following business day), with interest from the date advanced until paid at the prime rate from time to time published in The Wall Street Journal, calculated in accordance with the average daily balance method. Cash advances by Provider shall be deposited into a cash management account managed by Provider pursuant to this Agreement (the “Cash Management Account”). The Cash Management Account shall be owned by Company from and after the Effective Date but will be pledged to and under the control of Provider during the Term, as collateral security for all obligations of Company to Provider under this Agreement, the Reorganization Agreement or otherwise. Provider shall have the right, but not the obligation, to sweep cash from the Cash Management Account at any time and from time to time that Company has a balance payable to Provider. Upon Provider’s request, Company shall enter into and deliver such security agreements, account control agreements, bank instruction letters, signature cards, financing statements and/or other instruments and agreements as Provider shall reasonably deem necessary to effect the provisions of this Section 1.6.
ARTICLE II
COMPENSATION
     Section 2.1 Services Fee. In consideration for the Services listed on Schedule 1.2 and Provider’s obligation to make such Services available hereunder during the one year period beginning on the Effective Date, Company shall pay Provider a fee (the “Services Fee”) of One Million United States Dollars ($1,000,000). The Services Fee shall be payable quarterly in advance, and shall be non-refundable.
     Section 2.2 Cost Reimbursement. In addition to the Services Fee payable pursuant to Section 2.1, Company shall also reimburse Provider (without markup) for all out-of-pocket costs reasonably incurred by Provider in connection with the Services, including: postage and delivery charges; duplicating charges; filing fees; travel, meals and entertainment related to such Services; and the fees and disbursements of any outside legal counsel, accountants, independent fiduciaries, payroll services, financial institutions; employee communications consultants and other third-party service providers. Provider shall obtain prior approval from Company for any individual expenditure or series of related expenditures incurred by Provider, unless, in the business judgment of Provider, it would not be practicable to seek such prior approval, in which case Provider shall give Company prompt written notice of any expense so incurred, together with the reason that obtaining prior approval was impracticable. For the avoidance of doubt, Provider’s failure to give advance notice of, or obtain Company’s prior approval for, any expense shall not be deemed a breach of this Agreement and shall not release Company from its obligation to reimburse Provider for any reasonable and appropriate expenses. During the Terms, Provider shall use commercially reasonable efforts to advise Company regarding any out-of-pocket expenses expected to be incurred under this Agreement and Provider and Company shall cooperate with one another to minimize such expenses, including transitioning such expenses to Company to the extent practicable.

     Section 2.3 Payment Procedures.
          (a) Company will pay the Services Fee to Provider, by wire or intrabank transfer of funds or in such other manner specified by Provider to Company, in four installments of $250,000 each, due and payable on the Effective Date and on the same day in each of the third, sixth and ninth months thereafter (or if that is not business day, the immediately following business day).
          (b) Any amounts required to be reimbursed by Company to Provider pursuant to Section 2.2 will be paid by Company to Provider within 30 days after receipt by Company of any invoice therefor, by wire or intrabank transfer of funds or in such other manner as specified by Provider to Company. Provider will invoice Company monthly for reimbursable expenses incurred by Provider on behalf of Company during the preceding calendar month; provided, however, that Provider may separately invoice Company at any time for any single reimbursable expense incurred by Provider on behalf of Company, with Company’s prior approval, in an amount equal to or greater than $25,000. Any invoice or statement pursuant to this Section 2.3(b) will be accompanied by supporting documentation in reasonable detail with respect to the actual costs or expenses incurred by Provider for which Provider is entitled to reimbursement.
          (c) Any payments not made when due under this Section 2.3 (or Section 1.6) will bear interest at the rate of 1.5% per month on the outstanding amount from and including the due date to but excluding the date paid, provided that Provider has given Company ten days written notice of any such overdue payment prior to the assessment of any such interest charges.
ARTICLE III
TERM
     Section 3.1 Term Generally. The term of this Agreement shall be one year, commencing on the Effective Date, unless earlier terminated in accordance with Section 3.3 (the “Term”).
     Section 3.2 Certain Services Discontinued. At any time during the Term, upon at least 30 days’ prior notice by Company to Provider, Company may elect to discontinue obtaining from Provider some or all of the Services. However, no such election and no discontinuation of Services following any such election shall result in a reduction of the Services Fee or entitle Company to any refund hereunder, and the other terms of this Agreement shall survive any such election or discontinuation of Services in accordance with their terms.
     Section 3.3 Termination. This Agreement will be terminated in the following events:
          (a) immediately upon notice (or at any time specified in such notice) by Provider to Company if a Change in Control occurs with respect to Company;
          (b) immediately upon notice (or at any time specified in such notice) by Company or Provider if a Bankruptcy Event occurs with respect to the other party hereto; or

          (c) by either party in the event of a breach of this Agreement by the other party that if capable of being cured, remains uncured after 20 days written notice to the non-terminating party.
          For purposes of this Section 3.3:
     “Change in Control” means, with respect to Company, if DHC shall at any time cease to own, directly or indirectly, at least 80% of the value and 80% of the voting power of the outstanding equity securities or other ownership interests in Company; and
     “Bankruptcy Event” means, with respect to Company or Provider, as the case may be, the insolvency of such party, any general assignment by such party for the benefit of creditors, voluntary commencement of any case, proceeding, or other action by such party seeking reorganization, arrangement, adjustment, liquidation, dissolution, or consolidation of such party’s debts under any law relating to bankruptcy, insolvency, or reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other similar official for such party or for all or any substantial part of its assets, or the involuntary filing against such party (as applicable) of any such proceeding that is not stayed within 60 days after such filing.
ARTICLE IV
PERSONNEL AND EMPLOYEES
     Section 4.1 Personnel to Provide Services.
          (a) Provider will make available to Company on a non-exclusive basis (except with respect to the personnel indicated on the attached Schedules as being fully-dedicated to Company in which case such personnel shall be dedicated exclusively to Company), the appropriate personnel to perform the Services, as may be reasonably requested by Company to be performed by Provider and as necessary and appropriate for the proper and efficient administration and operation of the Company Business, to the same extent and in the same manner as performed in the ordinary course prior to the Effective Date. Provider will be responsible for hiring, supervising, instructing, disciplining, discharging, and otherwise managing such employees, and administering any employee benefit plans applicable to such employees.
          (b) Company acknowledges that:
          (i) Except as specified in Section 4.1(a) above, the employees of Provider performing the Services for Company and its Subsidiaries (“Provider Employees”) also will be performing services for Provider and may be performing services for certain Affiliates of Provider; and
          (ii) Provider may elect, in its discretion, to utilize independent contractors rather than employees of Provider to perform the Services from time to time, and such independent contractors will be included within the definition of Provider Employees under this Agreement, where applicable.

     Section 4.2 Provider as Employer. Notwithstanding the Services provided by Provider Employees to Company, the parties acknowledge that Provider is and will remain the employer of all Provider Employees who are employees and will be responsible for the employment and training of all Provider Employees and for the payment of salaries, wages, benefits (including health insurance, retirement, and other similar benefits, if any) and other compensation applicable to all Provider Employees. All Provider Employees will be subject to the personnel policies of Provider and will be entitled to participate in Provider’s employee benefit plans to the same extent as similarly situated employees of Provider performing services in connection with Provider’s business. Provider will be responsible for the payment of all federal, state, and local withholding taxes on the compensation of all Provider Employees and other such employment related taxes as are required by law. Company will cooperate with Provider to facilitate Provider’s compliance, and Provider will cooperate with Company to facilitate Company’s compliance, with applicable federal, state, and local laws, rules, regulations, and ordinances applicable to the employment of all Provider Employees by Provider and their provision of Services to Company pursuant to this Agreement.
     Section 4.3 Additional Employee Provisions. Provider will have the right to terminate the employment of any Provider Employee at any time.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     Section 5.1 Representations and Warranties of Provider. Provider represents and warrants to Company as follows:
          (a) Provider is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.
          (b) Provider has the power and authority to enter into this Agreement and to perform its obligations under this Agreement, including the Services.
          (c) Provider is not subject to any contractual or other legal obligation that materially interferes with its full, prompt, and complete performance under this Agreement.
          (d) The individual executing this Agreement on behalf of Provider has the authority to do so.
          (e) Provider is in compliance with the laws, rules and regulations applicable to Provider, except as would not reasonably be expected to have a material adverse effect on Provider, the Company, or Provider’s ability to perform its obligations hereunder.
          (f) The operations of Provider do not infringe on the intellectual property rights of any third party, including, without limitation, copyright, patent and trademark rights, except as would not reasonably be expected to have a material adverse effect on Provider, the Company, or Provider’s ability to perform its obligations hereunder.

     Section 5.2 Representations and Warranties of Company. Company represents and warrants to Provider as follows:
          (a) Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of New York.
          (b) Company has the power and authority to enter into this Agreement and to perform its obligations under this Agreement.
          (c) Company is not subject to any contractual or other legal obligation that materially interferes with its full, prompt, and complete performance under this Agreement.
          (d) The individual executing this Agreement on behalf of Company has the authority to do so.
          (e) Company shall perform its obligations under this Agreement in compliance with all applicable laws, rules and regulations, except as would not reasonably be expected to have a material adverse effect on Provider, the Company, or Company’s ability to perform its obligations hereunder.
ARTICLE VI
INDEMNIFICATION
     Section 6.1 Indemnification by Provider. Provider shall indemnify, defend, and hold harmless Company, DHC, Discovery Communications, Inc., and any Subsidiary of DHC, and each of their respective officers, directors, employees and agents, and the successors and assigns of any of them (collectively, the “Company Indemnitees”), from and against any and all claims, judgments, liabilities, losses, costs, damages, or expenses, including court costs and reasonable counsel fees and disbursements (collectively, “Losses”), that any Company Indemnitee may suffer arising out of, or resulting from, (a) any material breach by Provider of its obligations under this Agreement or (b) the willful misconduct, fraud or bad faith of Provider in performing its obligations under this Agreement.
     Section 6.2 Indemnification by Company. Company shall indemnify, defend, and hold harmless Provider, Spinco, any Subsidiary of Spinco, and each of their respective officers, directors, employees and agents, and the successors and assigns of any of them (collectively, the “Provider Indemnitees”), from and against any and all Losses that any Provider Indemnitee may suffer arising out of, or resulting from, (a) any breach by Company of its obligations under this Agreement or (b) any acts or omissions of Provider in providing the Provider Employees and Services to be provided by Provider pursuant to this Agreement (except to the extent such Losses (i) arise from or relate to any breach by Provider of its obligations under this Agreement, or (ii) are attributable to the willful misconduct, fraud or bad faith of Provider or such other Provider Indemnitee seeking indemnification under this Section 6.2).

     Section 6.3 Indemnification Procedures.
          (a) In connection with any indemnification provided for in this Article 6, the party seeking indemnification (the “Indemnitee”) will give the party from which indemnification is sought (the “Indemnitor”) prompt notice whenever it comes to the Indemnitee’s attention that the Indemnitee has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under this Article 6, and, when known, the facts constituting the basis for such claim (in reasonable detail). Failure by the Indemnitee to so notify the Indemnitor will not relieve the Indemnitor of any liability under this Agreement except to the extent that such failure prejudices the Indemnitor in any material respect.
          (b) After receipt of a notice pursuant to Section 6.3(a), the Indemnitor will be entitled, if it so elects, to take control of the defense and investigation with respect to any third-party claim subject to indemnification hereunder and to employ and engage attorneys reasonably satisfactory to the Indemnitee to handle and defend such claim, at the Indemnitor’s sole cost, risk, and expense, upon written notice to the Indemnitee of such election, which notice acknowledges the Indemnitor’s obligation to provide indemnification under this Agreement with respect to any Losses arising out of or resulting from the claim in question. The Indemnitor will not settle any third-party claim that is the subject of indemnification without the written consent of the Indemnitee, which consent will not be unreasonably withheld, delayed or conditioned; provided, however, that, after reasonable notice, the Indemnitor may settle a claim without the Indemnitee’s consent if such settlement (i) makes no admission or acknowledgment of liability or culpability with respect to the Indemnitee, (ii) includes a complete release of (A) if Indemnitee is a Company Indemnitee, all Company Indemnitees, and (B) if Indemnitee is a Provider Indemnitee, all Provider Indemnitees, and (iii) does not contain any term or provision to affirmatively require the Indemnitee to make any payment not covered by indemnification by the Indemnitor hereunder or to forego or take any action. The Indemnitee will cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial, and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnitee’s name of appropriate cross claims and counterclaims). The Indemnitee may, at its own cost, participate in any investigation, trial, and defense of such lawsuit or action controlled by the Indemnitor and any appeal arising therefrom. If there are one or more legal defenses available to the Indemnitee that conflict with those available to, or that are not available to, the Indemnitor, the Indemnitee will have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to participate in the defense of the lawsuit or action.
          (c) If, after receipt of a notice pursuant to Section 6.3(a), the Indemnitor does not undertake to defend any such claim, the Indemnitee may, but will have no obligation to, contest any lawsuit or action with respect to such claim, and the Indemnitor will be bound by the result obtained with respect thereto by the Indemnitee. The Indemnitee may not settle any lawsuit or action with respect to which the Indemnitee is entitled to indemnification hereunder without the consent of the Indemnitor, which consent will not be unreasonably withheld, delayed, or conditioned.

     Section 6.4 Limitation on Liability; Exclusive Remedy. In no event will either party be liable to the other party for any indirect, special, incidental, punitive or consequential damages with respect to any matter relating to this Agreement.
     Section 6.5 Survival. The terms and conditions of this Article 6 will survive the termination of this Agreement, regardless of the reason for such termination.
ARTICLE VII
MISCELLANEOUS
     Section 7.1 Defined Terms.
          (a) The following terms will have the following meanings for all purposes of this Agreement:
     “Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract, or otherwise; provided, however, that, for purposes of this Agreement, unless otherwise specified, Provider shall not constitute an Affiliate of Company and Company shall not constitute an Affiliate of Provider.
     “Confidential Information” means any information marked, noticed, or treated as confidential by a party which such party holds in confidence or that, given the nature of the information, reasonably should be considered as confidential, including all trade secret, technical, business, or other information, including customer or client information, however communicated or disclosed, relating to past, present and future research, development and business activities.
     “Person” means any natural person, corporation, limited liability company, partnership, trust, unincorporated organization, association, governmental authority, or other entity.
     “Subsidiary” when used with respect to any Person, means any other Person of which (x) in the case of a corporation, at least (A) a majority of the equity and (B) a majority of the voting interests are owned or controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries or (y) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (A) owns a majority of the equity interests thereof and (B) has the power to elect or direct the election of a majority of the members of the governing body thereof or otherwise has control over such organization or entity.
          (b) The following terms will have the meanings for all purposes of this Agreement set forth in the Section reference provided next to such term:

Definition	Section Reference
Agreement	Preamble
AMG Spinoff	Recitals
Bankruptcy Event	3.3
Cash Management Account	1.6
Change in Control	3.3
Company	Preamble
Company Business	Recitals
Company Data	1.4
Company Indemnitees	6.1
DHC	Recitals
DHC Restructuring	Recitals
Effective Date	Preamble
Indemnitee	6.3(a)
Indemnitor	6.3(a)
Look-Back Period	4.3
Losses	6.1
Provider	Preamble
Provider Employees	4.1(b)(i)
Provider Indemnitees	6.2
Retention Period	1.3
Services	1.2
Services Fee	2.1(a)
Spinco	Recitals
Term	3.1
     Section 7.2 Entire Agreement; Severability. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter of this Agreement. Each provision of this Agreement will be considered separable and if for any reason any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision.
     Section 7.3 Notices. All notices, consents, demands, approvals, or other communications under this Agreement will be made in writing and will be deemed to have been duly given when delivered in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) or sent by nationally recognized overnight delivery service to the respective parties as follows:

If to Provider:	Ascent Media Group, LLC
520 Broadway, 5th Floor
Santa Monica, CA 90401
Attention: General Counsel
Telecopy: (310) 434-7005

If to Company:	CSS Studios, LLC

7080 Hollywood Blvd., Suite 1100
Hollywood, CA 90028
Attention: Bob Rosenthal
Telecopy: (323) 603-5132

with copies sent simultaneously to

Discovery Communications, LLC
8045 Kennett Street
Silver Spring, MD 20910
Attn: John K. Honeycutt, Chief Media
Technology Officer

and

Discovery Communications, LLC
One Discovery Place
Silver Spring, MD 20910
Attn: General Counsel
or to such other address as the party to whom notice is given may have previously furnished to the other party in writing in the manner set forth above. Any notice or communication delivered in person will be deemed effective on delivery. Any notice or communication sent by telecopy will be deemed effective when receipt is confirmed. Any notice or communication sent by registered or certified mail, return receipt requested, will be deemed effective when received, as evidenced by the return receipt. Any notice or communication sent by nationally recognized overnight delivery service will be deemed effective one business day after delivery to such delivery service.
     Section 7.4 GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED THEREIN, WITHOUT REGARD TO ANY OTHERWISE-APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.
     Section 7.5 Rules of Construction. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Words used in this Agreement, regardless of the gender and number specifically used, will be construed to include any other gender or any other number, as the context requires. As used in this Agreement, the word “including” or any variation thereof is not limiting, and the word “or” is not exclusive. Unless modified by the word “business”, the word “day” means a calendar day. If the last day for giving any notice or taking any other action is a Saturday, Sunday, or a day on which banks in New York, New York or Los Angeles, California are permitted or required to close, the time for giving such notice or taking such action will be extended to the next day that is not such a day (a “business day”).
     Section 7.6 Parties in Interest; No Liability or Obligation of DHC. This Agreement will be binding on and inure solely to the benefit of each party to this Agreement, and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement, express or implied, is intended to impose upon DHC or any Affiliate of DHC other than Company and its Subsidiaries any obligation or liability of any nature whatsoever under or by reason of this Agreement.
     Section 7.7 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement.
     Section 7.8 Payment of Expenses. Except as otherwise expressly provided in this Agreement, each of the parties to this Agreement will bear its own expenses, including the fees of any attorneys and accountants engaged by such party, in connection with the preparation of this Agreement.
     Section 7.9 No Personal Liability. This Agreement will not create or be deemed to create any personal liability or obligation on the part of any direct or indirect member, manager, or shareholder of either party to this Agreement or any officer, director, employee, agent, representative, or investor of either party, or of any member, manager, or shareholder of either party to this Agreement.
     Section 7.10 Binding Effect; Assignment.
          (a) This Agreement will inure to the benefit of and be binding on the parties to this Agreement and their respective legal representatives, successors and permitted assigns.
          (b) Except as expressly contemplated hereby (including by Section 4.1), this Agreement, and the obligations arising hereunder, may not be assigned by either party to this Agreement without the prior written consent of the other party, except that, subject to Section 3.3, either party hereto may assign its rights and delegate its obligations under this Agreement in connection with the acquisition of substantially all of its assets (by merger, consolidation, operation of law, or otherwise).
     Section 7.11 Amendment. Any amendment, modification or supplement of or to any term or condition of this Agreement shall be effective only if in writing and signed by all parties hereto, and the parties waive the right to amend the provisions of this Section orally.
     Section 7.12 Extension; Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party to this Agreement,

or (b) waive compliance by the other party with any of the agreements or conditions contained herein or any breach thereof. Any agreement on the part of either party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. No consent or waiver, express or implied, by a party of any breach or default by the other party in the performance of its obligations under this Agreement will be deemed to be a consent to or waiver of any further or other breach or default by such other party. Failure on the part of a party to complain of an act, or failure to act, of the other party or to declare the other party to be in default, irrespective of how long such failure continues, will not constitute a waiver by such party of its rights under this Agreement.
     Section 7.13 Force Majeure. Neither party will be liable to the other party with respect to any nonperformance or delay in performance of its obligations under this Agreement to the extent such failure or delay is due to any action or claims by any third party, labor dispute, strike or other job action, weather conditions, act of war or insurrection, domestic or foreign terrorist activity, or any other cause beyond a party’s reasonable control.
     Section 7.14 Specific Performance. If either party threatens to take any action in violation of the terms of this Agreement, the other party may apply to any court of competent jurisdiction for an injunctive order prohibiting such proposed action. Either party may institute and maintain any action or proceeding against the other party to compel the specific performance of this Agreement.
     Section 7.15 Confidentiality.
          (a) Except with the prior consent of the disclosing party, each party will:
          (i) limit access to the Confidential Information of the other party disclosed to such party hereunder to its employees, agents, representatives, and consultants who have a need-to-know;
          (ii) advise its employees, agents, representatives, and consultants having access to such Confidential Information of the proprietary nature thereof and of the obligations set forth in this Agreement; and
          (iii) safeguard such Confidential Information by using a reasonable degree of care to prevent disclosure of the Confidential Information to third parties, but not less than that degree of care used by that party in safeguarding its own similar information or material.
          (b) A party’s obligations respecting confidentiality under Section 7.15 will not apply to any of the Confidential Information of the other party that: (i) was, at the time of disclosure to it, in the public domain; or (ii) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the recipient.; or (iii) was independently developed by it and such party has evidence to show the same; or (iv) becomes available on a non-confidential basis from another source, provided that such other source is not bound by a confidentiality agreement with respect to such information.

          (c) A party may disclose Confidential Information of the other party (i) as required to comply with binding orders of any regulatory body having jurisdiction over a party or any of their respective clients or (ii) as required to be disclosed by reason of legal, accounting, or regulatory requirements applicable to the recipient, provided that the recipient (x) gives the disclosing party reasonable notice (to the extent possible and to the extent permitted by law) to allow the disclosing party to seek a protective order or other appropriate remedy, (y) discloses only such information as is required, and (z) does not take any action to interfere with the disclosing party’s efforts to obtain confidential treatment for any Confidential Information so disclosed
          (d) The provisions of this Section 7.15 will survive for a period of two years after the termination of this Agreement, regardless of the reason for such termination.
     Section 7.16 Non-Solicitation. From the Effective Date through the second anniversary thereof, notwithstanding any prior termination of this Agreement:
          (a) Provider will not, directly or indirectly, (i) solicit any individual who was an employee of Company on or after the Effective Date to leave his or her employment with Company, or (ii) subject to the last sentence of this Section 7.16, hire any individual who was an employee of Company on or after the Effective Date without the prior consent of Company, unless and until (A) Company terminates the employment of such individual or (B) six months after any other expiration of such individual’s employment with Company; and
          (b) Company will not, directly or indirectly, (i) solicit any individual who was an employee of Provider on or after the Effective Date to leave his or her employment with Provider or (ii) subject to the last sentence of this Section 7.16, hire any individual who was an employee of Provider on or after the Effective Date without the prior consent of Provider, unless and until (A) Provider terminates the employment of such individual or (B) six months after any other expiration of such individual’s employment with Provider;
provided, however, that this Section 7.16 shall not prohibit either Provider or Company from soliciting or hiring any individuals through the placement of general advertisements of employment opportunities which are not specifically directed at any of the individuals covered by the foregoing restrictions; and provided further that all references to a party in this Section 7.16 shall be deemed to include such party’s then Subsidiaries. Anything contained herein to the contrary notwithstanding, the provisions of Section 7.16(a)(ii) and Section 7.16(b)(ii) shall not apply to any person within the State of California to the extent that the application of such provision to such person would be contrary to public policy or otherwise not legally enforceable without penalty in that state.
     Section 7.17. Transition Efforts. Provider agrees to use its reasonable good faith efforts to cooperate with and assist Company, at Company’s request and at Company’s sole expense, from time to time during the Term, in connection with the transition from the performance of the Services by Provider to the performance of the Services by Company or a third party after the expiration of this Agreement, or such earlier time as requested by Company, subject to the terms of this Agreement. The parties agree that if as part of such transition ownership of any system or systems owned by Provider is to be transferred to Company, then the parties shall negotiate the terms and conditions of any such transfer (including the purchase price and any related expenses to be paid to Provider therefor) and memorialize such transfer(s) under the terms of one or more separate written agreements to be negotiated and executed by and between the parties. Company and Provider shall cooperate with one another in good faith during the Term to identify any assets used in connection with the Services that are owned by Company.
     Section 7.18. Disaster Recovery. In the event of any material disruption in Provider’s systems used to provide the Services, as a result of material disaster, strike, act of war or terrorism or other force majeure, Provider shall use commercially reasonable efforts in good faith to make Provider’s then existing disaster recovery resources, if any, which are in place with respect to Provider’s systems used to provide the Services (including any redundancy in affected systems and recovery efforts), available to support the provision of Services on a basis that does not discriminate between services provided to Company and similar services provided to Provider’s own business units.
     IN WITNESS WHEREOF, each of the parties has signed this Agreement, or has caused this Agreement to be signed by its duly authorized officer, as of the date first above written.

COMPANY:

CSS STUDIOS, LLC

By:	/s/ William E. Niles
Name:	William E. Niles
Title:	Executive Vice President

PROVIDER:

ASCENT MEDIA GROUP, LLC

By:	/s/ William E. Niles
Name:	William E. Niles
Title:	Executive Vice President

SCHEDULE 1.2(a)
Finance and Accounting Services
The finance and accounting services substantially in the same form as provided to Company by Provider in the ordinary course prior to the Closing Date, and performed in the same timelines by Provider in the ordinary course prior to the Closing Date, including the following:
     General Accounting:
▪	All Company transactional accounting activity in accordance with Generally Accepted Accounting Principles (GAAP)

▪	G/L file creation to post labor and fringe expense (post labor to Provider JDE G/L)

▪	Maintain separate set of books on JDE for the Company and its subsidiaries

▪	Balance sheet reconciliations for all accounts

▪	Detailed monthly trial balance
     Credit and Collections:
▪	Credit Application review and processing

▪	Customer Management

▪	Collections

▪	Allowance for doubtful account analysis

▪	Cash Applications

▪	Credit card processing

▪	Customer Statements and Dunning Letters

▪	Reporting (Age/ DSO/Cash Receipts/Bad debt write-offs/Metrics)

▪	Provider will continue using the unique Company brands for invoicing (for example Soundelux, Todd-AO West, Todd-AO Burbank, Modern Music)

▪	Communications to customers directing Company payments to new lockbox (Company Cash Account)
     Accounts Payable:
▪	Invoice processing and disbursement (Checks/ACH/Wires/Foreign Draft/Swifts)

▪	Vendor relations

▪	Escheatment processing

▪	Garnishments

▪	Access to A/P support documentation

▪	1099 reporting and filing

▪	T&E processing and reimbursement

     Procurement:
▪	Maintain/administer procurement card programs

▪	Manage travel agency relationship and individual traveler issues (until the Company is transitioned to Discovery’s travel relationships)

▪	Manage/administer purchasing systems (ProCure, JD Edwards, Corp Express EWAY, DocuMedia)

▪	Manage Equipment Support Agreements (e.g., Panasonic)

▪	Manage office equipment and vehicle leases (assigning to Company where possible)
     Financial Reporting:
Monthly:
▪	Detailed support for all transactions between all Company legal entities and Discovery legal entities (i.e., intercompany transactions)

▪	Support for all material significant, unusual, and/or non-recurring activities

▪	Company “Wall” report summarizing Revenue and EBITDA

▪	Cause of change (COC) templates for Balance Sheet and Income Statement
Quarterly:
▪	Submit financial statement and rollforward templates for upload (to be provided by Discovery)

▪	U.S. GAAP financial statements including balance sheet, income statement, cash flow and stockholders’ equity

▪	Supporting documentation for required footnote and SEC (e.g., MD&A analysis) disclosures, including but not limited to:
o	Derivative financial instruments

o	Goodwill and intangible assets

o	PP&E

o	Debt including capital leases

o	Related party transactions

o	Summary of rent expense (office and equipment rental)

o	Cash paid for taxes (federal income, state income and foreign income)
▪	Disclosure of all changes in internal control and identification of significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting
     Tax Reporting:
Provide and make available all information (or Provider personnel) requested by New Discovery Holdco so that New Discovery Holdco may:
▪	Prepare, file and document tax return filings, including:
o	File extensions

o	Make payments (estimated and actual)

o	Federal, state and local income tax

o	Sales and use tax

o	Property tax
▪	File Annual Reports and local business license filings in states in which Company does business

▪	Respond to notices and manage tax audits

▪	Preparation of provision, including FIN 48 items

▪	Provide tax inputs to business plan
For the avoidance of doubt, Provider shall have no obligation to make or prepare any filings, respond to any notices, or participate in the response to any tax audits, on behalf of the Company.
     Treasury:
▪	Establish and maintain a unique Company bank account structure, that provides for clear separation between Provider and Company cash flows. This would include a Company Concentration (cash) account mapped to the following ZBA accounts: Receivables & Lockbox, Merchant (Credit Card), Payables and Payroll.

▪	Add and maintain authorized Company signatories to all Company accounts (per Company policy).

▪	Provide the same cash management services as provided to Company by Provider in the ordinary course prior to the Closing Date (excluding brokerage services).

▪	Provide the same check/wire/ACH request and authorizations processes as provided to Company by Provider in the ordinary course prior to the Closing Date.

▪	Provider will transfer the Company’s misdirected checks received in Provider’s lock box to the Company’s cash account.

▪	The Provider will maintain a high level cash forecast for the Company and perform a daily bank reconciliation against it.

▪	Provide the Company with access to the bank’s web portal (CEO) for the purpose of monitoring the Company’s accounts.

▪	Provide Account Analysis (monthly bank statement) detailing fees and services performed on the Company’s accounts.

▪	Bank will directly bill the Company’s concentration account for monthly bank fees for services performed (monthly bank statement).

▪	Company acknowledges and agrees that Provider may act on the Company’s behalf with respect to establishing and maintaining bank accounts at Wells Fargo with the Tax Identification Number (“TIN”) of the Company.
     Asset Accounting:
▪	Company Asset Listing / Asset Rollfoward schedule

▪	Supporting documentation for Asset additions and disposals

▪	Depreciation calculations

SCHEDULE 1.2(b)
Human Resources Services
Limited human resources support services to assist in the transition to the Company’s newly hired HR administrator, including the following administrative functions:
▪	HRIS input of all new hires and other HR events

▪	Update benefit and PTO plans in HRIS as policy changes may require

▪	Entry of benefit deductions, dependent data, etc into HRIS

▪	Provide regular feeds to Ultralink and Conexis benefit vendors for Company employees

▪	Continue to provide access to Benefits Call Center/On Line Enrollment Systems via intranet portal for Company Employees

▪	Billing Reconciliation — Reconcile premium statements and invoices for benefits, vendors, etc.

▪	Request Ultralink notification to Company HR regarding Disability participants

▪	Via Ultralink, mail out FMLA paperwork per DOL guidelines

▪	Create and process export files to and import files from Ultralink

▪	Assist the Company’s HR person with any information required for Filing forms 5500 and other legally required filings

SCHEDULE 1.2(c)
Information Technology Services
The information technology services substantially in the same form as provided to Company by Provider in the ordinary course prior to the Closing Date, and performed in the same timelines by Provider in the ordinary course prior to the Closing Date, including the following:
Technical Services Support:
▪	Helpdesk (Ascent Media Helpdesk) using centralized number and email
ú	1st Tier Support
▪	Printing Issues (Printing supplies and parts, e.g., toner, paper, cleaning cartridges and replacement parts are not covered under the Services Fee.)

▪	User Accounts

▪	Desktop Support — Hardware (service existing hardware; does not cover replacement of hardware if needed) and Software (service existing software; does not cover purchase of additional software)
ú	2nd Tier Support (Branched depending on need)
▪	Network Operations (servers, network issues, Terminal Services); provided, however, that the following costs are not covered under the Services Fee:
•	The cost of backup media;

•	The cost of an account with Iron Mountain or another vaulting operation for the disposition of backup tapes and subsequent vaulting of the Company’s backups; and

•	The cost to replace hardware.
▪	Business Systems — Application issues
ú	3rd Tier (outsourced — not covered under Services Fee) Vendor Support — Support agreements for applications, hardware
▪	Telco support
ú	Localized support

ú	Add/Moves/Changes

ú	PBX Support (outsourced — not covered under Services Fee)
▪	Desktop Security
ú	Centrally managed, regionally distributed anti-virus

Business Systems Support: (does not include software development)
▪	Ultipro — Software as a Service (Outsourced to third party. Subscription fees are covered under the Service Fee, but any costs for development or programming services or Forms or Report modifications requested by the Company would be an additional cost and would not be covered under the Services Fee.)

▪	JDEdwards/Oracle (back office financial system) (Outsourced to third party. Support fees are covered under the Service Fee, but any costs for development or programming services or Forms or non standard Report modifications requested by the Company would be an additional cost and would not be covered under the Services Fee.)
ú	Deployments as scheduled on weekly cycle

ú	Standard reporting

ú	Account separation
▪	Xytech (operational system)
ú	Work with the Company on support through 3rd tier Vendor support. (Outsourced to third party. Support/maintenance fees are covered under the Service Fee, but any costs for development or programming services or Forms or Report modifications requested by the Company would be an additional cost and would not be covered under the Services Fee.)

ú	NOTE: Working on new master agreement, but likely that agreement will NOT be signed so will go on Time & Materials in March 2009.
▪	Microsoft (Outsourced to third party. Support fees are covered under the Service Fee, but any costs for development, programming services or additional software requested by the Company would be an additional cost and would not be covered under the Services Fee.)
ú	Support of all Microsoft software currently supported by Provider’s EA Agreements

ú	Desktop and Server
Network Operations Support: (does not include network redesign)
▪	Network connectivity and server support — hardware (service existing hardware; does not cover replacement of hardware if needed) and support. (If equipment fails and needs replacement, the Company must purchase the replacement as originally provisioned. Provider cannot support network equipment it does not standardize upon.)

▪	Monitoring existing circuits and servers (as monitored in the ordinary course prior to the Closing Date)

▪	Add/Moves/Changes

▪	Network management

▪	Management of all existing connectivity except provisioning. (The cost of the actual connectivity is not covered under the Services Fee.)

▪	Domain Name Management. (The registration cost of new or renewed domain names is not covered under the Services Fee.)

▪	Intranet Portal

▪	Management of internet access and internet connection. (Does not include the cost of the internet connection.)
Application Development Support: (does not include new website or application development)
▪	Website Support: Internal hosting and maintenance of current websites and in-house applications. (Any costs associated with external website hosting or the cost of new/reissued SSL certificates are not covered under the Services Fee.)
Note: Any costs listed above as not covered under the Services Fee shall be charged to the Company pursuant to Section 2.2 of this Agreement.

SCHEDULE 1.2(d)
Payroll Services
The payroll services substantially in the same form as provided to Company by Provider in the ordinary course prior to the Closing Date, and performed in the same timelines by Provider in the ordinary course prior to the Closing Date, including the following:
▪	Time and Attendance Tracking

▪	Gross to Net calculation

▪	Direct deposits

▪	Pay Check Preparation and Distribution (including, without limitation, payment of all commissions, incentive compensation, profit participation, bonuses, PTO, severance and any other form of wages payable).

▪	All required Tax filings (Federal / State / City / local municipalities)

▪	FUI and SUI deductions and filings

▪	Payroll reporting

▪	Relocation payments (Company HR will have to authorize)

▪	Garnishment Administration and Child Support

▪	Payroll tax deposits and quarterly/annual returns via MasterTax

▪	Preparation and distribution of W-2s

▪	Facilitation of the Company’s response to MPIPHP audits of the Company by the Plans and/or outside audit firms. (For the avoidance of doubt, Provider shall have no obligation to manage the response to any such audits.)

▪	Filing for UI and SIT accounts in the necessary states/locals

▪	Union personnel: evaluate hours and apply CBA and/or employment agreements to derive payable hours/dollars. Perform applicable fringe benefits calculations (union vacation, holiday, hours subject to P&W calculations, days eligible toward other union benefits). Allocate multiple rates, department codes, job codes as needed.

▪	Non-Union: perform calculations for exempt and non-exempt employees according to company Policy and Labor Law, as required.

▪	Performers: pay freelance voice over talent as per each daily agreement

▪	Timecard entry and audit

▪	PTO program tracking

▪	Perform annual union holiday payout reconciliation

▪	Weekly contribution reports by business unit to Motion Picture Pension and Health Plans (“MPIPHP”) for union employees and for affiliated loan out corporations

▪	Prepare monthly reports for use in evaluating accruals required for weekly, monthly and annual minimum compensation employee arrangements

▪	Quarterly wage reports for the Unions

▪	401(k) Plan Administration-Weekly Activities
▪	Creation, auditing and balancing of contribution and census export file from HRIS to Schwab

▪	Timely request of wire transfer to Schwab to fund contributions, match, etc

▪	Maintenance of employee data for contribution changes, suspensions, loan activity, etc.

SCHEDULE 1.2(e)
Facilities / Real Estate Management Services
The facilities and real estate management services substantially in the same form as provided to Company by Provider in the ordinary course prior to the Closing Date, and performed in the same timelines by Provider in the ordinary course prior to the Closing Date, including the following:
▪	Security services (badge scanning, facility access and surveillance cameras) for Southern California locations only

▪	Inter-office mail delivery for Southern California locations only

▪	Safety inspection for Sound One — 1619 Broadway, New York. (outsourced — not covered under Services Fee)

▪	Safety training, inspections and fire drills for the following properties (outsourced — not covered under Services Fee):
ú	POP Sound — 1252 7th/625 Arizona, Santa Monica

ú	1143-1145 Vine, Hollywood (currently vacant, and company lease expires 3/09)

ú	Todd-AO — 900 N. Seward, Hollywood

ú	Audio located on First and Second Floors of 2901 Alameda, Burbank
▪	2901 Alameda — Ground Floor receptionist (shared with all occupants of 2901 Alameda)